SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549

                               FORM 12b-25

                       NOTIFICATION OF LATE FILING

                     Commission File Number 0-22865


(Check One):[ ]Form 10-K and Form 10-KSB [ ]Form 11-K [ ]Form 20-F
            [X]Form 10-Q and Form 10-QSB [ ]Form N-SAR

                   For Period Ended: December 31, 2002
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          [  ] Transition Report on Form 10-K and Form 10-KSB
          [  ] Transition Report on Form 20-F
          [  ] Transition Report on Form 11-K
          [  ] Transition Report on Form 10-Q and Form 10-QSB
          [  ]  Transition Report on Form N-SAR
          For the Transition Period Ended:

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Read Attached Instruction Sheet Before Preparing Form. Please Print or
Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:



                     PART I - REGISTRANT INFORMATION

                         Full name of registrant

                    Amerimmune Pharmaceuticals, Inc.
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Former name if applicable

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Address of principal executive office (STREET AND NUMBER)

                         2325A Renaissance Drive
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City, state and zip code
                         Las Vegas, Nevada 89119
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                    PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                          PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The form could not be filed within the prescribed time because Management of the Registrant required additional time to provide additional information to be included in the form. This included updates on legal proceedings and the status of field trials.

                       PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

(Name)                 (Area Code)      (Telephone Number)

Kenneth M. Collins       (702)               798-6800
____________________   __________       __________________


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

     [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     [X] No  [ ]  Yes

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                    Amerimmune Pharmaceuticals, Inc.
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              (Name of Registrant as Specified in Charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  February 13, 2003            By: /s/Kenneth M. Collins
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                                       Kenneth M. Collins
                                       Chief Financial Officer
                                       (Principal Accounting Officer)